__________

AMENDING AGREEMENT
TO ACQUISITION AGREEMENT

Between:

GLOBAL URANIUM CORP.
(as the Vendor)

And:

URANIUM ENERGY CORP.
(as the Purchaser)

Uranium Energy Corp.
500 North Shoreline, Ste. 800N, Corpus Christi, Texas, U.S.A., 78471

AMENDING AGREEMENT

TO ACQUISITION AGREEMENT

         THIS AMENDING AGREEMENT TO ACQUISITION AGREEMENT is made and dated for reference effective as at June 24, 2011 (the "Effective Date").

BETWEEN:

GLOBAL uranium corp., having an address for notice and delivery located Suite 910 - 475 Howe Street, Vancouver, British Columbia, V6C 2B3

(the "Vendor");

OF THE FIRST PART

AND:

URANIUM ENERGY CORP., having an office located at 500 North Shoreline, Suite 800N, Corpus Christi, Texas, 78401

(the "Purchaser");

OF THE SECOND PART

(and each of the Vendor and the Purchaser being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).

WHEREAS:

A.     In accordance with the terms and conditions of a certain underlying "Acquisition Agreement", dated for reference effective as at April 11, 2011, 2005, as entered into between the Parties (the "Underlying Agreement"); a copy of which Underlying Agreement being attached hereto as Schedule "A" and forming a material part hereof; the Vendor thereby agreed to sell, and the Purchaser agreed to acquire, subject to the prior satisfaction of certain conditions precedent to the satisfaction of the Purchaser and including, without limitation, the Purchaser's concurrent acquisition of 100% of the issued and outstanding shares, options and warrants of Concentric Energy Corp. ("Concentric"; and, collectively, the "Concentric Acquisition"), all of the Vendor's rights and interests (collectively, the "Rights") under the terms and conditions of a certain "Option and Joint Venture Agreement" dated April 13, 2010 (the "Option Agreement"), as entered between the Vendor and Concentric, pursuant to which the Vendors' Rights entitle it, in part, to acquire up to a 100% undivided participating interest in and to certain mining claim mineral property interests which are more particularly described in "Exhibit A" to the Option Agreement; a copy of which Option Agreement being attached to the Underlying Agreement as Schedule "A" (collectively, the "Acquisition");

B.     In accordance with section "5.2", as confirmed by paragraph "13.4(d)", of the Underlying Agreement it is thereby acknowledged and agreed that:

"5.2     Latest Closing Date. If the Closing Date has not occurred by July 31, 2011 this Agreement will be terminated and unenforceable unless the Parties agree in writing to grant an extension of the Closing Date..."; and

C.     As a consequence, in part, of certain delays being experienced by the Purchaser in its proposed Concentric Acquisition, which must complete contemporaneously with the within Acquisition, and for other and good and valuable consideration; the sufficiency of which being hereby acknowledged by each of the Parties; the Parties have agreed to amend section "5.2" and paragraph "13.4(d)" of the Underlying Agreement in the manner as now set forth in this "Amending Agreement To Acquisition Agreement" (the "Agreement") and, correspondingly, the Parties have agreed to enter into Agreement which clarifies the respective duties and obligations of the Parties in those respects in relation to the completion of the Acquisition;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants and agreements herein contained, THE PARTIES COVENANT AND AGREE WITH EACH OTHER as follows:

Article 1
AMENDMENTS TO THE UNDERLYING AGREEMENT

1.1     Capitalized Definitions. Capitalized terms not otherwise herein defined shall have the meaning ascribed to them in the Underlying Agreement.

1.2     Amendments to the Underlying Agreement. As a consequence, in part, of certain delays being experienced by the Purchaser in its proposed Concentric Acquisition, which must complete contemporaneously with the within Acquisition, and, furthermore, in order to clarify certain of the terms and conditions of the Underlying Agreement for the benefit of each of the Parties, the Parties hereby acknowledge and agree that the following provisions of the Underlying Agreement are hereby deleted in their entirety with the following provisions of this Agreement being substituted therefore:

(a)     section "5.2" of the Underlying Agreement is hereby deleted in its entirety with the following section being substituted in its stead:

"5.2 Latest Closing Date. If the Closing Date has not occurred by October 31, 2011 this Agreement will be terminated and unenforceable unless the Parties agree in writing to grant an extension of the Closing Date..."; and

(b)     paragraph "13.4(d)" of the Underlying Agreement is hereby deleted in its entirety with the following paragraph being substituted in its stead:

"(d) the Closing has not occurred on or before October 31, 2011 or such other date as the Parties may agree to in accordance with section "5.2" hereinabove; or".

1.3     Effect of the Underlying Agreement. Save as hereby amended in accordance with section "1.2" hereinabove, the Underlying Agreement remains in full force and effect as unamended. This Agreement shall form a part of the Underlying Agreement for all purposes, and each of the Parties shall be bound hereby. From and after the execution of this Agreement by the Parties, any reference to the Underlying Agreement shall be deemed a reference to the Underlying Agreement as amended hereby.

Article 2
GENERAL PROVISIONS

2.1     Entire agreement. This Agreement constitutes the entire agreement to date between the Parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties hereto with respect to the subject matter of this Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter of this Agreement. Nothing in this Section "2.1" will limit or restrict the effectiveness and validity of any document with respect to the subject matter of this Agreement that is executed and delivered contemporaneously with or pursuant to this Agreement.

2.2     Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties and their respective successors and assigns.

2.3     Schedule. The Schedule to this Agreement is hereby incorporated by reference into this Agreement in its entirety.

2.4     Time of the essence. Time will be of the essence of this Agreement.

2.5     Representation and costs. It is hereby acknowledged by each of the Parties that McMillan LLP, Lawyers - Patent & Trade Mark Agents, act solely for the Purchaser and, correspondingly, that the Vendor has been required by each of McMillan LLP and the Purchaser to obtain independent legal advice with respect to its review and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties that McMillan LLP, and certain or all of its principal owners or associates, from time to time, may have both an economic or shareholding interest in and to the Purchaser and/or a fiduciary duty to the same arising from either a directorship, officership or similar relationship arising out of the request of the Purchaser for certain of such persons to act in a similar capacity while acting for the Purchaser as counsel. Correspondingly, and even where, as a result of this Agreement, the consent of each Party to the role and capacity of McMillan LLP, and its principal owners and associates, as the case may be, is deemed to have been received, where any conflict or perceived conflict may arise, or be seen to arise, as a result of any such capacity or representation, each Party acknowledges and agrees to, once more, obtain independent legal advice in respect of any such conflict or perceived conflict and, consequent thereon, McMillan LLP, together with any such principal owners or associates, as the case may be, shall be at liberty at any time to resign any such position if it or any Party is in any way affected or uncomfortable with any such capacity or representation. Each Party to this Agreement will also bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, by McMillan LLP, shall be at the cost of the Purchaser.

2.6     Applicable law. The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia, Canada, together with the federal laws of Canada applicable therein.

2.7     Further assurances. The Parties hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties or their respective counsel in order to carry out the true nature and intent of this Agreement.

2.8     Severability and construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

2.9     Captions. The captions, section numbers, Article numbers and Schedule letter appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

2.10     Counterparts. This Agreement may be signed by the Parties in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the Effective Date as set forth on the front page of this Agreement.

IN WITNESS WHEREOF each of the Parties has executed this Agreement by its duly authorized signatory as of the Effective Date as set forth on the front page of this Agreement.

GLOBAL URANIUM CORP.,

Per:

/s/ George Heard
Authorized Signatory

URANIUM ENERGYCORP.,

Per:

/s/ Amir Adnani
Authorized Signatory

Schedule A

This is Schedule "A" to that certain Amending Agreement To Acquisition Agreement as entered into between the Vendor (Global Uranium Corp.) and the Purchaser (Uranium Energy Corp.).

Underlying Agreement

Refer to the materials attached hereto.

ACQUISITION AGREEMENT

Between:

GLOBAL URANIUM CORP.
(as the Vendor)

And:

URANIUM ENERGY CORP.
(as the Purchaser)

Uranium Energy Corp.
500 North Shoreline, Ste. 800N, Corpus Christi, Texas, U.S.A., 78471

__________

ACQUISITION AGREEMENT

                       THIS ACQUISITION AGREEMENT is made and dated for reference effective as at April 11, 2011 (the "Effective Date") as fully executed on this 11th day of April, 2011.

BETWEEN:

GLOBAL URANIUM CORP., having an address for notice and
delivery located Suite 910 - 475 Howe Street, Vancouver, British
Columbia, V6C 2B3

(the "Vendor");

OF THE FIRST PART

AND:

URANIUM ENERGY CORP., having an office located at 500
North Shoreline, Suite 800N, Corpus Christi, Texas, 78401

(the "Purchaser");

OF THE SECOND PART

(and each of the Vendor and the Purchaser being hereinafter
singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires).

                       WHEREAS:

A.                   The Vendor holds certain rights and interests (collectively, the "Rights") under the terms and conditions of a certain "Option and Joint Venture Agreement" dated April 13, 2010 (the "Option Agreement"), as entered between the Vendor and Concentric Energy Corp. ("Concentric"), pursuant to which the Vendors' Rights entitle it, in part, to acquire up to a 100% undivided participating interest in and to certain mining claim mineral property interests which are more particularly described in "Exhibit A" to the Option Agreement (collectively, the "Property"); a copy of which Option Agreement being attached to this Agreement as Schedule "A" and forming an integral part hereof;

B.                   As a consequence of recent discussions and negotiations as between the Parties, the Vendor has agreed to sell, and the Purchaser has agreed to acquire, subject to the prior satisfaction of certain conditions precedent to the satisfaction of the Purchaser and including, without limitation, the Purchaser's concurrent acquisition of 100% of the issued and outstanding shares, options and warrants of Concentric (collectively, the "Concentric Acquisition"), all of the Rights (collectively, the "Acquisition"); and

C.                   The Parties have agreed to enter into this "Acquisition Agreement" (the "Agreement") which formalizes and replaces, in their entirety, all such recent discussions and negotiations and which clarifies each of the Parties' respective duties and obligations in connection with the proposed purchase by the Purchaser from the Vendor of all of the Rights currently with the Concentric Acquisition.

                       NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants and agreements herein contained, THE PARTIES COVENANT AND AGREE WITH EACH OTHER as follows:

Article 1
ACQUISITION TRANSACTION

1.1                   Acquisition of the Rights and Acquisition Payment. Subject to and conditional upon the concurrent completion by the Purchaser of the Concentric Acquisition, the Vendor hereby agrees to sell, assign and transfer all of the Rights (as defined above) under the Option Agreement (as defined above) in exchange for the payment and delivery by the Purchaser to the Vendor of the following consideration in the following manner:

(a)       an initial U.S. $150,000 by way of wire transfer within two business days of the Effective Date as directed by the Vendor to the Purchaser (the "Initial Cash Payment"),which shall be non-refundable;

(b)       a further U.S. $200,000 by way of additional wire transfer within five business days of the Effective Date (the "Additional Cash Payment"); with said additional wire transfer representing the acknowledged repayment by Concentric to the Vendor of any and all monies presently due and owing by Concentric to the Vendor under their Option Agreement and all related loans thereunder and, consequent thereby, and without any further act being required on behalf of either Party, immediately releasing and fully assigning to the Purchaser any security previously granted by Concentric to the Vendor associated with the same (the "Assignment of Debt and Security by the Vendor to the Purchaser");

(c)       350,000 restricted common shares of the Purchaser's common stock (the "Acquisition Shares"), which the Parties acknowledge and agree shall be valued at a deemed issuance price of U.S. $4.00 per Acquisition Share, and which Acquisition Shares shall be issued and delivered by the Purchaser to the Vendor simultaneously with and on the date on which the Purchaser completes its current Concentric Acquisition (the "Concentric Closing"); provided that such Concentric Closing occurs on or before July 31, 2011, or on such earlier or later date as mutually agreed upon by the Parties in writing from time to time (such date being the "Closing Date"); and

(d)       a final U.S. $150,000 by way of wire transfer on the Closing Date as directed by the Vendor to the Purchaser (the "Final Cash Payment");

(and each of the Initial Cash Payment, the Additional Cash Payment, the issuance and delivery of the Acquisition Shares and the Final Cash Payment being, collectively, the "Acquisition Payment" herein).

                       In this regard the Vendor hereby acknowledges and agrees that the Purchaser makes no representations as to any resale or other restriction affecting the Acquisition Shares and the Vendor in reliance upon the registration and prospectus exemptions contained in "Regulation S" promulgated under the United States Securities Act of 1933 (the "Securities Act") which will continue to impose a trading restriction in the United States on the Acquisition Shares for a period of at least six months from the date of issuance. The Purchaser hereby also acknowledges and understands that neither the sale of the Acquisition Shares, nor any of the Acquisition Shares themselves, have been registered under the Securities Act or any state securities laws, and, furthermore, that the Acquisition Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser also acknowledges and understands that the certificate(s) representing the Acquisition Shares will be stamped with the following legend (or substantially equivalent language) restricting transfer in the following manner if such restriction is required by applicable securities laws:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, (B) TO THE CORPORATION, (C) IN ACCORDANCE WITH RULE 144 UNDER THE 1933 ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, IF AVAILABLE, OR (E) IN A TRANSACTION THAT DOES NOT OTHERWISE REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS IF AN OPINION OF COUNSEL, OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE CORPORATION, HAS BEEN PROVIDED TO THE CORPORATION TO THAT EFFECT. THE SECURITIES REPRESENTED BY THE CERTIFICATE CANNOT BE THE SUBJECT OF HEDGING TRANSACTIONS UNLESS SUCH TRANSACTIONS ARE CONDUCTED IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE SECURITIES LAWS."; and

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [four months and one day from the Closing Date]";

and the Vendor hereby consents to the Purchaser making a notation on its records or giving instructions to any transfer agent of the Acquisition Shares in order to implement the restrictions on transfer set forth and described hereinabove.

1.2                   Right of Purchaser to terminate Agreement. Prior to the Closing Date the Purchaser may terminate this Agreement by providing a notice of termination to the Vendor in writing of its desire to do so at least 14 calendar days prior to its decision to do so. After such 14-calendar days' period the Purchaser shall have no further obligations, financial or otherwise, under this Agreement, except for the provisions and obligations set forth in section "1.3" and Article "9" hereinbelow. If this Agreement is so terminated by the Purchaser, then the Purchaser shall have no right, entitlement or interest, legally or equitably, in and to any of the Rights.

1.3                   Obligations upon termination of the Agreement. If this Agreement is terminated in accordance with either of section "1.2" hereinabove or section "5.2" or Article "13" hereinbelow, then the Purchaser shall deliver at no cost to the Vendor, within 30 calendar days of such termination, all originals and all copies of any materials with respect to the Rights, and including, without limitation, all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Purchaser with respect to the interests comprising the Rights and the Property and not theretofore already furnished to the Vendor.

1.4                   Standstill. In consideration of the Parties' within agreement to effect the Acquisition and to enter into the terms and conditions of this Agreement, and as a necessary consequence of the terms of this Agreement requiring the completion of the Concentric Closing as a condition precedent to the Closing of this Acquisition, each of the Parties hereby undertakes for themselves, and for each of their respective agents and advisors, that they will not until the earlier of the Closing Date or the termination of this Agreement approach or consider any other potential purchasers, or make, invite, entertain or accept any offer or proposal for the proposed sale of any interest in and to any of the Rights or, for that matter, disclose any of the terms of this Agreement except as may be required by applicable laws or the policies of any applicable stock exchange, without the Parties' prior written consent (collectively, the "Standstill"). In this regard each of the Parties hereby acknowledges that the foregoing Standstill restrictions are important to the respective businesses of the Parties and that a breach by any of the Parties of any of the covenants herein contained would result in irreparable harm and significant damage to each affected Party that would not be adequately compensated for by monetary award. Accordingly, the Parties hereby agree that, in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, any such Party will also be liable to the other Parties, as liquidated damages, for an amount equal to the amount received and earned by such Party as a result of and with respect to any such breach. The Parties hereby also acknowledge and agree that if any of the aforesaid Standstill restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, they agree that said Court shall have authority to limit such Standstill restrictions, activities or periods as the Court deems proper in the circumstances.

Article 2
DUE DILIGENCE

2.1                   Due Diligence by the Purchaser. From the Effective Date of this Agreement and up to including 5 p.m. (PST) on the day prior to the Closing Date (such period in time being the "Purchaser's Due Diligence Period" herein) the Purchaser may conduct all manner of due diligence investigations in respect of the Vendor and the Rights in order to determine the merits of any of the Property mineral interests underlying the Rights. For purposes of such investigations the Vendor will use its reasonable commercial efforts to arrange for the Purchaser and its agents and representatives effective on the Effective Date to have full access to the Property underlying the Rights together with all books, records, financial and operating data and other information concerning the Rights and the Property in the Vendor's possession as the Purchaser and its agents and representatives may reasonably request. If, at any time during the Purchaser's Due Diligence Period, the Purchaser determines that it is not satisfied, in its sole discretion, with the results of such investigations, it may elect not to proceed with the transactions contemplated hereby. In such instance the Purchaser will notify the Vendor of such fact and thereupon this Agreement will terminate and the Parties will have no further obligations hereunder except for the obligations as set forth in section "1.3" and Article "9" herein.

Article 3
WARRANTIES, REPRESENTATIONS AND COVENANTS

3.1                   Warranties, representations and covenants by the Vendor. In order to induce the Purchaser to enter into this Agreement, the Vendor hereby warrants to, represents to and covenants with the Purchaser that, to the best of the knowledge, information and belief of the Vendor herein, after making due inquiry:

(a)       the Vendor is duly incorporated under the laws of its jurisdiction of incorporation, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(b)       subject to the terms of the Option Agreement, the Vendor is the legal and beneficial owner of the Rights free and clear of all actual or threatened liens, charges, options, encumbrances, voting agreements, voting trusts, demands, limitations and restrictions of any nature whatsoever, except for how such Rights might be affected by that certain petition (case number 2:10-bk-18796-SSC) as filed in the United States Bankruptcy Court, District of Arizona, by the petitioning creditors, AWM Holding, LLC, Blue Sky Securities Ltd., David R. Holbrooke, Richard Louise, and John P. O'Shea, against the debtor, Concentric (collectively, the "Bankruptcy Petition");

(c)       save and except as provided for under the Option Agreement, the Vendor has the power and capacity to own and dispose of the Rights;

(d)       there are no claims of any nature whatsoever affecting the right of the Vendor to transfer the Rights to the Purchaser, except for the claims made under the Bankruptcy Petition;

(e)       the activities conducted on the Property by or on behalf of the Vendor are in compliance with all applicable laws, regulations or orders and including, without limitation, all laws relating to environmental matters, waste disposal and storage and reclamation;

(f)       there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of the Vendor), pending or threatened, which may affect, without limitation, the rights of the Vendor to transfer any interest in the Rights to the Purchaser at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except for the claims made under the Bankruptcy Petition, and, in addition, the Vendor is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(g)       this Agreement constitutes a legal, valid and binding obligation of the Vendor, enforceable against the Vendor in accordance with its respective terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(h)       the Vendor has the full authority and capacity required to enter into this Agreement and to perform its respective obligations hereunder;

(i)       there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of the Vendor, after making due inquiry, threatened against or affecting the Rights at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency, except for the claims made under the Bankruptcy Petition;

(j)       the Vendor is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which the Vendor is subject or which apply to the Vendor that would have a material adverse effect on the transactions contemplated by this Agreement;

(k)       no proceedings are pending for, and the Vendor is unaware of, any basis for the institution of any proceedings leading to the placing of the Vendor in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(l)       the making of this Agreement, the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)       conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Vendor is subject, or constitute or result in a default under any agreement, contract or commitment to which the Vendor is a party; or

(ii)      give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to the Vendor which is necessary or desirable in connection with the ownership of any of Rights to the mineral interests comprising the Property; and

(m)       the Vendor has delivered to the Purchaser all information and documentation within the Vendor's possession or control respecting the mineral interests comprising the Property; and

(n)       the Vendor is not aware of any fact or circumstance which has not been disclosed to the Purchaser which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Purchaser to enter into this Agreement.

3.2                   Warranties, representations and covenants by the Purchaser. In order to induce the Vendor to enter into this Agreement, the Purchaser hereby warrants to, represents to and covenants with the Vendor that, to the best of the knowledge, information and belief of the Purchaser herein, after making due inquiry:

(a)       the Purchaser is duly incorporated under the laws of its jurisdiction of incorporation, is validly existing and is in good standing with respect to all statutory filings required by the applicable corporate laws;

(b)       the Purchaser has the requisite power, authority and capacity to own and use all of its business assets and to carry on its business as presently conducted by it;

(c)       the Purchaser holds all licenses and permits required for the conduct in the ordinary course of the operations of its business and for the uses to which its business assets have been put and are in good standing, and such conduct and uses are in compliance with all laws, zoning and other by-laws, building and other restrictions, rules, regulations and ordinances applicable to the Purchaser, and neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will give any person the right to terminate or cancel any said license or permit or affect such compliance;

(d)       this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(e)       the making of this Agreement, the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)       conflict with or result in a breach of or violate any of the terms, conditions or provisions of the constating documents of the Purchaser; or

(ii)      conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Purchaser is subject, or constitute or result in a default under any agreement, contract or commitment to which the Purchaser is a party;

(f)       the Purchaser is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which the Purchaser is subject or which apply to the Purchaser that would have a material adverse effect on the transactions contemplated by this Agreement;

(g)       no proceedings are pending for, and the Purchaser is unaware of, any basis for the institution of any proceedings leading to the placing of the Purchaser in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(h)       the Purchaser is a reporting issuer in the United States pursuant to the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Purchaser has filed all documents (the "SEC Documents") required to be filed by it with the United States Securities and Exchange Commission (the "SEC") since the date that is two years preceding the Effective Date pursuant to the reporting requirements of the Exchange Act and including, without limitation, the provisions of the United States Sarbanes-Oxley Act of 2002 that are applicable to the Purchaser. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents;

(i)       the Purchaser's shares are listed and posted for trading on the NYSE Amex Equities exchange; and

(j)       the Purchaser is not aware of any fact or circumstance which has not been disclosed to the Vendor which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Vendor to enter into this Agreement.

3.3                   Continuity of the representations, warranties and covenants. The representations, warranties and covenants contained herein, or in any certificates or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will be true at and as of the Closing Date as though such representations, warranties and covenants were made at and as of such time. Notwithstanding any investigations or inquiries made by either of the Parties or by their respective professional advisors prior to the Closing Date, or the waiver of any condition by any Party, the representations, warranties and covenants contained herein shall survive the Closing Date and shall continue in full force and effect for a period of one year from the Effective Date.

Article 4
CONDITIONS PRECEDENT TO CLOSING

4.1                   Parties' conditions precedent. All of the rights, duties and obligations of each of the Parties under this Agreement are subject to the following conditions precedent for the exclusive benefit of each of the Parties to be fulfilled in all material aspects in the reasonable opinion of each of the Parties or to be waived by each or any of the Parties, as the case may be, as soon as possible after the Effective Date; however, unless specifically indicated as otherwise, not later than five calendar days prior to the Closing Date (such date being the "Subject Removal Date"):

(a)       the delivery by the Vendor to the Purchaser of written evidence, satisfactory to the Purchaser in its sole and absolute discretion, acting reasonably, that each of the Vendor's representations, warranties and covenants contained hereinabove are true and accurate and including, without limitation, confirming that:

(i)       the underlying Option Agreement is in good standing and that the Vendor's Rights thereunder are in full force and effect without limitation; and

(ii)      the Vendor has waived and continues to waive its current right of first refusal in respect of the Concentric Acquisition under "Section 9.4.3"of the Option Agreement pending the completion of this Acquisition and the Concentric Closing;

(collectively, the "Conditions Precedent");

(b)       the specific ratification of the terms and conditions of this Agreement by the Board of Directors of each of the Vendor and the Purchaser within one business day of the Effective Date (collectively, the "Ratification");

(c)       the completion by each of the Vendor and the Purchaser of an initial due diligence and operations review of the other Party's respective businesses and operations within 10 calendar days of Effective Date (collectively, the "Initial Due Diligence");

(d)       if required under applicable corporate and securities laws and the policies of applicable stock exchanges, the receipt of all necessary approvals from any regulatory authority having jurisdiction over the transactions contemplated by this Agreement on or before May 15, 2011; and

(e)       if required under applicable corporate and securities laws, the respective shareholders of the Purchaser and the Vendor passing an ordinary resolution or, where required, a special resolution, approving the terms and conditions of this Agreement and all of the transactions contemplated hereby.

4.2                   Parties' waiver of conditions precedent. The conditions precedent set forth in section "4.1" hereinabove are for the exclusive benefit of each of the Parties and may be waived by each or any of the Parties in writing and in whole or in part at any time; however, not later than the Subject Removal Date.

4.3                   Vendor's conditions precedent. The rights, duties and obligations of the Vendor under this Agreement are also subject to the following conditions precedent for the exclusive benefit of the Vendor to be fulfilled in all material aspects in the reasonable opinion of the Vendor or to be waived by the Vendor as soon as possible after the Effective Date, however; unless specifically indicated as otherwise, not later than the Subject Removal Date:

(a)       the Purchaser shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by the Purchaser on or before the Closing Date;

(b)       the delivery by the Purchaser to the Vendor of written evidence, satisfactory to the Vendor in its sole and absolute discretion, acting reasonably, that each of the Purchaser's representations, warranties and covenants contained hereinabove are true and accurate;

(c)       the Purchaser shall have complied with all applicable securities laws in connection with the issuance of the Acquisition Shares to the Vendor on the Closing Date;

(d)       the Purchaser will have obtained all authorizations, approvals, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all regulatory authorities required to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Purchaser who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any regulatory authority to which the Purchaser may be subject; and

(e)       all matters which, in the opinion of counsel for the Vendor, are material in connection with the transactions contemplated by this Agreement shall be subject to the favourable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for that purpose.

4.4                   Vendor's waiver of conditions precedent. The conditions precedent set forth in section "4.3" hereinabove are for the exclusive benefit of the Vendor and may be waived by the Vendor in writing and in whole or in part at any time after the Effective Date; however, unless specifically indicated as otherwise, not later than the Subject Removal Date.

4.5                   Purchaser's conditions precedent. The rights, duties and obligations of the Purchaser under this Agreement are also subject to the following conditions precedent for the exclusive benefit of the Purchaser to be fulfilled in all material aspects in the reasonable opinion of the Purchaser or to be waived by the Purchaser as soon as possible after the Effective Date; however, unless specifically indicated as otherwise, not later than the Subject Removal Date:

(a)       the Vendor shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by the Vendor on or before the Closing Date and including, without limitation, the Conditions Precedent;

(b)       the Vendor will have obtained all authorizations, approvals or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Vendor who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any regulatory authority to which the Vendor may be subject;

(c)       all matters which, in the opinion of counsel for the Purchaser, are material in connection with the transactions contemplated by this Agreement shall be subject to the favourable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for that purpose;

(d)       no action or proceeding at law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i)       the purchase or transfer of any of the Rights contemplated by this Agreement or the right of the Vendor to dispose of any of the Rights, except for the claims made under the Bankruptcy Petition; or

(ii)      the right of the Vendor to conduct its operations and carry on, in the normal course, its business and operations as it has carried on in the past;

(e)       the delivery to the Purchaser by the Vendor, on a confidential basis, of any and all documentation in the Vendor's possession respecting the Option Agreement and the Property interests (collectively, the "Business Documentation") and including, without limitation, the following documentation and information:

(i)       a copy of all material contracts, agreements, reports and information of any nature in the Vendor's possession respecting the Option Agreement and the Property interests; and

(ii)      details of any lawsuits, claims or potential claims relating to either the Option Agreement or the Property interests of which the Vendor is aware and the Purchaser is unaware; and

(f)       the completion by the Purchaser and by the Purchaser's professional advisors of a thorough due diligence and operations review of the Property interests together with the transferability of the Rights as contemplated by this Agreement, to the sole and absolute satisfaction of the Purchaser.

4.6                   Purchaser's waiver of conditions precedent. The conditions precedent set forth in section "4.5" hereinabove are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing and in whole or in part at any after the Effective Date; however, unless specifically indicated as otherwise, not later than the Subject Removal Date.

Article 5
CLOSING AND EVENTS OF CLOSING

5.1                   Closing and Closing Date. The closing (the "Closing") of the within purchase and assignment of the Rights, as contemplated in the manner as set forth in Article "1" hereinabove, together with all of the transactions contemplated by this Agreement and the Acquisition, shall occur on such day which is five business days following the due and complete satisfaction of all of the conditions precedent which are set out in Article "4" hereinabove and including, without limitation, the completion of the Concentric Closing (herein the Closing Date), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the Parties, and will be closed, in each such instance, at the offices of McMillan LLP, Lawyers - Patent & Trade Mark Agents, counsel for the Purchaser, located at 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, at 2:00 p.m. (Vancouver time) on the Closing Date.

5.2                   Latest Closing Date. If the Closing Date has not occurred by July 31, 2011 this Agreement will be terminated and unenforceable unless the Parties agree in writing to grant an extension of the Closing Date.

5.3                   Documents to be delivered by the Vendor prior to the Closing Date. Not later than two business days prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, the Vendor shall also execute and deliver, or cause to be delivered, to the Purchaser and/or the Escrow Agent (as defined below), as applicable, all such other documents, resolutions and instruments as may be necessary, in the opinion of counsel for the Purchaser, acting reasonably, to complete all of the transactions contemplated by this Agreement and including, without limitation, the necessary assignment all of the Rights to the Purchaser under the Acquisition free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to, the following materials:

(a)       if required by applicable corporate law, a certified copy of an ordinary (or special) resolution of the shareholders of the Vendor approving the terms and conditions of this Agreement and the transactions contemplated hereby and thereby;

(b)       all documentation as may be necessary and as may be required by counsel for the Purchaser, acting reasonably, to ensure that all of the Rights have been transferred, assigned and are registerable in the name of and for the benefit of the Purchaser under all applicable corporate and securities laws;

(c)       a certified copy of the resolutions of the Board of Directors of the Vendor authorizing the transfer by the Vendor to the Purchaser of the Rights;

(d)       written evidence, satisfactory to the Purchaser in its sole and absolute discretion, acting reasonably, that each of the Conditions Precedent continue to be satisfied;

(e)       any remaining Business Documentation not previously provided;

(f)       all necessary consents and approvals in writing to the completion of the transactions contemplated herein;

(g)       a certificate of an officer from the Vendor, dated as of the Closing Date, acceptable in form to counsel for the Purchaser, acting reasonably, certifying that the warranties, representations, covenants and agreements of the Vendor contained in this Agreement are true and correct in all respects and will be true and correct as of the Closing Date as if made by the Vendor on the Closing Date; and

(h)       all such other documents and instruments as the Purchaser's counsel may reasonably require.

5.4                   Documents to be delivered by the Purchaser prior to the Closing Date. Not later than two business days prior to the Closing Date, and in addition to the documentation which is required by the agreements and conditions precedent which are set forth hereinabove, the Purchaser shall also execute and deliver, or cause to be delivered, to the Vendor and/or the Escrow Agent, as applicable, all such other documents, resolutions and instruments as are necessary, in the opinion of counsel for the Vendor, acting reasonably, to complete the Acquisition, to make the Acquisition Payment and to issue the Acquisition Shares free and clear of all liens, charges and encumbrances, however, subject to the normal resale provisions applicable thereto, and in particular including, but not being limited to, the following materials:

(a)       a Closing agenda;

(a)       if required by applicable corporate law, a certified copy of an ordinary (or special) resolution of the shareholders of the Purchaser approving the terms and conditions of this Agreement and the transactions contemplated hereby and thereby;

(c)       a certified copy of the resolutions of the directors of the Purchaser providing for the approval of all of the transactions contemplated hereby;

(d)       the remaining Acquisition Payment comprised of the Final Cash Payment and the Acquisition Shares, in the form of a Purchaser common stock share certificate subject to the normal resale provisions applicable thereto, and representing all of the Acquisition Shares issued and registered in the name of the Vendor;

(e)       all necessary consents and approvals in writing to the completion of the transactions contemplated herein;

(f)       confirmation of the Purchaser's satisfaction with its due diligence in accordance with section "2.1" hereinabove;

(g)       written evidence, satisfactory to the Purchaser in its sole and absolute discretion, acting reasonably, that the Concentric Closing has closed or is closed into escrow pending the Closing of this Acquisition;

(h)       a certificate of an officer of the Purchaser, dated as of the Closing Date, acceptable in form to counsel for the Vendor, acting reasonably, certifying that the warranties, representations, covenants and agreements of the Purchaser contained in this Agreement are true and correct and will be true and correct as of the Closing Date as if made by the Purchaser on the Closing Date; and

(i)       all such other documents and instruments as the Vendor's counsel may reasonably require.

Article 6
APPOINTMENT OF ESCROW AGENT AND TRANSFER DOCUMENTS

6.1                   Appointment of Escrow Agent. The Parties hereby acknowledge and initially appoint McMillan LLP, Lawyers - Patent & Trade Mark Agents, located at 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, counsel for the Purchaser herein, as escrow agent (the "Escrow Agent") herein, or such other Escrow Agent as may be mutually determined by the Parties prior to the Subject Removal Date.

6.2                   Escrow of Transfer Documents. Subject to and in accordance with the terms and conditions hereof and the requirements of Articles "1", "3", "4" and "5" hereinabove, and without in any manner limiting the obligations of each of the Parties as contained therein and hereinabove, it is hereby acknowledged and confirmed by the Parties that each of the Parties will execute, deliver, or cause to be delivered, all such documentation as may be required by the requirements of Articles "1", "4" and "5" hereinabove (herein, collectively, the "Transfer Documents") and deposit the same with the Escrow Agent, or with such other mutually agreeable escrow agent, together with a copy of this Agreement, there to be held in escrow for release by the Escrow Agent to the Parties in accordance with the strict terms and provisions of Articles "1", "4" and "5" hereinabove.

6.3                   Resignation of Escrow Agent. The Escrow Agent may resign from its duties and responsibilities if it gives each of the Parties three calendar days' written notice in advance. Upon receipt of notice of the Escrow Agent's intention to resign, the Parties shall, within three calendar days, select a replacement escrow agent and jointly advise the Escrow Agent in writing to deliver the Transfer Documents to the replacement escrow agent. If the Parties fail to agree on a replacement escrow agent within three calendar days of such notice, the replacement escrow agent shall be selected by a Judge of the Supreme Court of the Province of British Columbia upon application by any Party. The Escrow Agent shall continue to be bound by this Agreement until the replacement escrow agent has been selected and the Escrow Agent receives and complies with the joint instructions of the Parties to deliver the Transfer Documents to the replacement escrow agent. The Parties agree to enter into an escrow agreement substantially in the same form of this Agreement with the replacement escrow agent.

6.4                   Instructions to Escrow Agent. Instructions given to the Escrow Agent pursuant to this Agreement shall be given by duly authorized signatories of the respective Parties.

6.5                   No other duties or obligations. The Escrow Agent shall have no duties or obligations other than those specifically set forth in this Article.

6.6                   No obligation to take legal action. The Escrow Agent shall not be obligated to take any legal action hereunder which might, in its judgment, involve any expense or liability unless it shall have been furnished with a reasonable indemnity by all of the Parties together with such other third parties as the Escrow Agent may require in its sole and absolute discretion.

6.7                   Not bound to any other agreements. The Escrow Agent is not bound in any way by any other contract or agreement between the Parties whether or not it has knowledge thereof or of its terms and conditions and its only duty, liability and responsibility shall be to hold and deal with the Transfer Documents as herein directed.

6.8                   Notice. The Escrow Agent shall be entitled to assume that any notice and evidence received by it pursuant to these instructions from anyone has been duly executed by the Party by whom it purports to have been signed and that the text of any notice and evidence is accurate and the truth. The Escrow Agent shall not be obliged to inquire into the sufficiency or authority of the text or any signatures appearing on such notice or evidence.

6.9                   Indemnity. The Parties, jointly and severally, covenant and agree to indemnify the Escrow Agent and to hold it harmless against any loss, liability or expense incurred, without negligence or bad faith on its part, arising out of or in connection with the administration of its duties hereunder including, without limitation, the costs and expenses of defending itself against any claim or liability arising therefrom.

6.10                 Not required to take any action. In the event of any disagreement between any of the Parties to these instructions or between them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the Transfer Documents, or in the event that the Escrow Agent should take action hereunder, it may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, it shall not be or become liable in any way or to any person for its failure or refusal to act, and it shall be entitled to continue so to refrain from acting until:

(a)       the rights of all Parties shall have been fully and finally adjudicated by a court of competent jurisdiction; or

(b)       all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and it shall have been notified thereof in writing signed by all such persons.

Article 7
DUE DILIGENCE INVESTIGATION

7.1                   Due diligence. Each of the Parties shall forthwith conduct such further due diligence examination of the other Party as it deems appropriate.

7.2                   Confidentiality. Each Party may in a reasonable manner carry out such investigations and due diligence as to the other Party, at all times subject to the confidentiality provisions of Articles "8" and "9" hereinbelow, as each Party deems necessary. In that regard the Parties agree that each shall have full and complete access to the other Party's books, records, financial statements and other documents, articles of incorporation, by-laws, minutes of Board of Directors' meetings and its committees, investment agreements, material contracts and as well such other documents and materials as the Parties, or their respective solicitors, may deem reasonable and necessary to conduct an adequate due diligence investigation of each Party, its respective operations and financial condition prior to the Closing.

Article 8
NON-DISCLOSURE

8.1                   Non-disclosure. The Parties, for themselves, their officers, directors, shareholders, consultants, employees and agents, agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Party's express written consent, either:

(a)       the fact or existence of this Agreement or discussions and/or negotiations between them involving, inter alia, possible business transactions;

(b)       the possible substance or content of those discussions;

(c)       the possible terms and conditions of any proposed transaction;

(d)       any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or

(e)       any written material generated by or on behalf of any Party and such contacts;

other than such disclosure as may be required under applicable securities legislation or regulations or the policies of any applicable stock exchanges, pursuant to any order of a Court or on a "need to know" basis to each of the Parties' respective professional advisors. In this regard, and owing to the agreed upon Standstill and the sensitivities surrounding the proposed completion of the Concentric Acquisition which is a condition precedent to the Closing of this Acquisition, the Parties agree to use their reasonable commercial efforts to delay any announcement respecting either this Agreement or the proposed Acquisition until such time as each of the Purchaser and Concentric are able to enter into a definitive agreement respecting the Concentric Acquisition; which is presently expected to occur within 60 calendar days of the Effective Date.

8.2                   Documentation. Any document or written material generated by either Party in the course of, or in connection with, the due diligence investigations conducted pursuant to this Agreement shall be marked or deemed "Confidential" and shall be treated by each Party as a trade secret of the other Parties. Upon termination of this Agreement prior to Closing all copies of any and all documents obtained by any Party from any other Party herein, whether or not marked "Confidential", shall be returned to the other Party forthwith.

Article 9
PROPRIETARY INFORMATION AND
ADDITIONAL OBLIGATIONS OF THE PARTIES

9.1                   Confidential Information. Each Party acknowledges that any and all information which a Party may obtain from, or have disclosed to it, about the other Parties constitutes valuable trade secrets and proprietary confidential information of the other Parties (collectively, the "Confidential Information"). No such Confidential Information shall be published by any Party without the prior written consent of the other Party, however, such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws or the policies of any applicable stock exchange. Furthermore, each Party undertakes not to disclose the Confidential Information to any third party without the prior written approval of the other Party and to ensure that any third party to which the Confidential Information is disclosed shall execute an agreement and undertaking on the same terms as contained herein.

9.2                   Exclusions to Confidential Information. The term Confidential Information shall not include any information which:

(a)       was in the possession of Party who received the information from the other Party at the time of receipt from the other Party;

(b)       at the time of disclosure by one Party to the other Party, the information is, or thereafter becomes, part of the public domain;

(c)       is disclosed to the Party who received the information by a third party, which disclosure does not breach a confidentiality obligation owed to the other Party by the third party; or

(d)       is independently developed by a Party or by any of its subsidiaries, affiliates, associated or related companies, entirely without reference to the information.

9.3                   Exceptions to Non-disclosure....Notwithstanding section "9.1" or any other provision of this Agreement, the obligation of the Parties not to publish or disclose any Confidential Information are as follows:

(a)       the Confidential Information may be disclosed to affiliates of the Parties and the directors, officers, employees, consultants, contractors, agents, representatives, advisors, accountants, auditors of the Parties or their respective affiliates or other parties acting on behalf of the Parties or their respective affiliates (collectively referred to as "Representatives") solely to assist that Party in conducting due diligence investigations and for the purpose of the Acquisition, and to those of the Representatives who need to know, or have access to, the Confidential Information for the purpose of the Acquisition;

(b)       each Party shall require its affiliates to agree to be bound by the terms of this Agreement and, before permitting a Representative to examine the Confidential Information, that Party shall require such Representative to agree to be bound by the terms of this Agreement;

(c)       each Party agrees (i) that it is responsible for (A) any breach or threatened breach of this Agreement by any of its affiliates or any Representative, and (B) any unauthorized use or disclosure of any Confidential Information by any affiliate of such Party or any Representative, (ii) to take all reasonable measures (including, but not limited to, Court proceedings) to restrain such affiliates and Representatives from disclosure or improper use of the Confidential Information or from breaching or threatening to breach any other provision of this Agreement, and (iii) that such Party will not be required to first assert a claim against any of such persons as a condition of seeking or obtaining a remedy against the Party who received the Confidential Information; and

(d)       disclosure of the Confidential Information may be made to any other persons to whom the Party who received the Confidential Information may specifically consent, in advance, in writing from time to time, provided that this person first gives its undertaking to the Parties to be bound by this Agreement.

9.4                   Impact of breach of confidentiality. The Parties acknowledge that the Confidential Information is important to the respective businesses of each of the Parties and that, in the event of disclosure of the Confidential Information, except as authorized hereunder, the damage to each of the Parties, or to either of them, may be irreparable. For the purposes of the foregoing sections the Parties recognize and hereby agree that a breach by any of the Parties of any of the covenants therein contained would result in irreparable harm and significant damage to the other Party that would not be adequately compensated for by monetary award. Accordingly, the Parties agree that in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, any such Party will also be liable to the other Party, as liquidated damages, for an amount equal to the amount received and earned by such Party as a result of and with respect to any such breach. The Parties also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, the Parties agree that said Court shall have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances. In addition, the Parties further acknowledge and agree that all restrictions or obligations in this Agreement are necessary and fundamental to the protection of the respective businesses of each of the Parties and are reasonable and valid, and all defenses to the strict enforcement thereof by either of the Parties are hereby waived by the other Party.

9.5                   Compliance with applicable laws. The Parties will comply with all United States, Canadian and foreign laws, whether federal, provincial or state, applicable to their respective duties hereunder and, in addition, hereby represent and warrant that any information which they may provide to any person or company hereunder will, to the best of their respective knowledge, information and belief, be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

9.6                   Opinions, reports and advice of the Vendor. The Vendor hereby acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Vendor to the Purchaser in connection with Acquisition contemplated herein are intended solely for the Purchaser's benefit and for the Purchaser's use only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Purchaser. In this regard the Vendor hereby covenants and agrees that the Purchaser may, with the prior written consent of the author of the opinion, report, advice or materials, utilize any such opinion, report, advice and materials for any other purpose whatsoever and, furthermore, may reproduce, disseminate, quote from and refer to, in whole or in part, at any time and in any manner, any such opinion, report, advice and materials in the Purchaser's sole and absolute discretion. The Vendor further covenants and agrees that no public references to the Purchaser or disclosure of the Vendor's role in respect of the Purchaser may be made by the Vendor without the prior written consent of the Purchaser in each specific instance and, furthermore, that any such written opinions, reports, advice or materials shall, unless otherwise required by the Purchaser, be provided by the Vendor to the Purchaser in a form and with such substance as would be acceptable for filing with and approval by any regulatory authority having jurisdiction over the affairs of the Purchaser from time to time.

Article 10
ASSIGNMENT AND VARIATIONS

10.1                 Assignment. Save and except as provided herein, no Party may sell, assign, pledge or mortgage or otherwise encumber all or any part of its respective interest herein without the prior written consent all of the other Party.

10.2                 Amendment. This Agreement and any provision thereof may only be amended in writing and only by duly authorized signatories of each of the respective Parties.

10.3                 Variation in the terms of this Agreement upon review. It is hereby acknowledged and agreed by each of the Parties that where any variation in the terms and/or conditions of this Agreement is reasonably required by any of the regulatory authorities or any applicable stock exchange as a condition of their respective "Regulatory Approval" to any of the terms and conditions of this Agreement, any such reasonable variation, having first been notified to all Parties, will be deemed to be accepted by each of the Parties and form part of the terms and conditions of this Agreement. If any such Party, acting reasonably, deems any such notified variation unreasonable, that Party may, in its sole and absolute discretion, and within a period of not greater than 10 calendar days from its original notification and at its cost, make such further applications or submissions to the relevant regulatory authority as it considers necessary in order to seek an amendment to any such variation; provided, however, that the final determination by any such regulatory authority or stock exchange to any such application or submission by such objecting Party will be deemed binding upon such Party who must then provide notification to all other Parties as provided for hereinabove.

Article 11
FORCE MAJEURE

11.1                 Events. If any Party is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

11.2                 Notice. A Party shall, within seven calendar days, give notice to the other Parties of each event of force majeure under section "11.1" hereinabove, and upon cessation of such event shall furnish the other Parties with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article 12
ARBITRATION

12.1                 Matters for Arbitration. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.

12.2                 Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five calendar days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such five calendar days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in section "12.3" hereinbelow.

12.3                 Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within five calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within five calendar days after receiving notice of the appointment of the first arbitrator, or if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the British Columbia Commercial Arbitration Act (the "Arbitration Act"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, Canada, for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

12.4                 Award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 13
DEFAULT AND TERMINATION

13.1                 Default. The Parties agree that if any Party is in default with respect to any of the provisions of this Agreement (herein called the "Defaulting Party"), the non-defaulting Party (herein called the "Non-Defaulting Party") shall give notice to the Defaulting Party specifying the nature of such default, and within five calendar days after its receipt of such notice, the Defaulting Party shall either:

(a)       cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b)       give the Non-Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.

13.2                 Arbitration. If arbitration is sought, a Party shall not be deemed in default until the matter shall have been determined finally by appropriate arbitration under the provisions of Article "12" hereinabove.

13.3                 Curing the Default. If:

(a)       the default is not so cured or the Defaulting Party does not commence or diligently proceed to cure the default; or

(b)       arbitration is not so sought; or

(c)       the Defaulting Party is found in arbitration proceedings to be in default, and fails to cure it within five calendar days after the rendering of the arbitration award,

the Non-Defaulting Party may, by written notice given to the Defaulting Party at any time while the default continues, terminate this Agreement and this Agreement will be of no further force and effect other than the obligations set forth under Articles "8" and "9" hereinabove.

13.4                 Termination. In addition to the foregoing it is hereby acknowledged and agreed by the Parties that this Agreement will be immediately terminated, unless otherwise extended in accordance with section "5.2" hereinabove, in the event that:

(a)       the entire Ratification is not received within one business day of the Effective Date;

(b)       either of the Parties has not either satisfied or waived each of their respective conditions precedent prior to the Subject Removal Date in accordance with the provisions of Article "4" hereinabove;

(c)       either of the Parties has failed to deliver or caused to be delivered any of their respective documents required to be delivered by Articles "4", "5" and "6" hereinabove prior to each of the Subject Removal Date and the Closing Date in accordance with the provisions of Articles "4", "5" and "6";

(d)       the Closing has not occurred on or before July 31, 2011 or such other date as the Parties may agree to in accordance with section "5.2" hereinabove; or

(e)       by agreement in writing by each of the Parties;

and in such event this Agreement will be terminated and be of no further force and effect other than the obligations under Articles "8" and "9" hereinabove.

Article 14
INDEMNIFICATION AND LEGAL PROCEEDINGS

14.1                 Indemnification. Each of the Parties agrees to indemnify and save harmless the other Party and including, where applicable, their respective affiliates, directors, officers, employees and agents (each such party being an "Indemnified Party") harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement.

14.2                 No indemnification. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct.

14.3                 Claim of indemnification. The Parties agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

14.4                 Notice of claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against the other Party, the Indemnified Party will give the relevant Party prompt written notice of any such action of which the Indemnified Party has knowledge and such Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt consulting of counsel acceptable to the Indemnified Party affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve any Party of such Party's obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by any Party of substantive rights or defenses.

14.5                 Settlement. No admission of liability and no settlement of any action shall be made without the consent of each of the Parties and the consent of the Indemnified Party affected, such consent not to be unreasonable withheld.

14.6                 Legal proceedings. Notwithstanding that the relevant Party will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)       such counsel has been authorized by the relevant Party;

(b)       the relevant Party has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)       the named parties to any such action include any Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party and the Indemnified Party; or

(d)       there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party.

14.7                 Contribution. If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the relevant Party shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by any Party on the one hand and the Indemnified Party on the other, but also the relative fault of the Parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the relevant Party shall in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

Article 15
NOTICE

15.1                 Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, or 15 calendar days in the case of an addressee with an address for service in a country other than a country in which the Party giving the notice, demand or other communication resides, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

15.2                 Change of address. Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article 16
GENERAL PROVISIONS

16.1                 Entire agreement. This Agreement constitutes the entire agreement to date between the Parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

16.2                 Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties and their respective successors and assigns.

16.3                 Schedule. The Schedule to this Agreement is hereby incorporated by reference into this Agreement in its entirety.

16.4                 Time of the essence. Time will be of the essence of this Agreement.

16.5                 Representation and costs. It is hereby acknowledged by each of the Parties that McMillan LLP, Lawyers - Patent & Trade Mark Agents, act solely for the Purchaser and, correspondingly, that the Vendor has been required by each of McMillan LLP and the Purchaser to obtain independent legal advice with respect to its review and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties that McMillan LLP, and certain or all of its principal owners or associates, from time to time, may have both an economic or shareholding interest in and to the Purchaser and/or a fiduciary duty to the same arising from either a directorship, officership or similar relationship arising out of the request of the Purchaser for certain of such persons to act in a similar capacity while acting for the Purchaser as counsel. Correspondingly, and even where, as a result of this Agreement, the consent of each Party to the role and capacity of McMillan LLP, and its principal owners and associates, as the case may be, is deemed to have been received, where any conflict or perceived conflict may arise, or be seen to arise, as a result of any such capacity or representation, each Party acknowledges and agrees to, once more, obtain independent legal advice in respect of any such conflict or perceived conflict and, consequent thereon, McMillan LLP, together with any such principal owners or associates, as the case may be, shall be at liberty at any time to resign any such position if it or any Party is in any way affected or uncomfortable with any such capacity or representation. Each Party to this Agreement will also bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, by McMillan LLP, shall be at the cost of the Purchaser.

16.6                 Applicable law. The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia, Canada, together with the federal laws of Canada applicable therein.

16.7                 Further assurances. The Parties hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties or their respective counsel in order to carry out the true nature and intent of this Agreement.

16.8                 Invalid provisions. If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

16.9                 Currency. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States.

16.10               Severability and construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

16.11               Captions. The captions, section numbers, Article numbers and Schedule letter appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

16.12               Counterparts. This Agreement may be signed by the Parties in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the Effective Date as set forth on the front page of this Agreement.

16.13               No partnership or agency. The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

16.14               Consents and waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by any other Party in the performance by such other of its obligations hereunder shall:

(a)       be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)       be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)       constitute a general waiver under this Agreement; or

(d)       eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

                       IN WITNESS WHEREOF each of the Parties has executed this Agreement by its duly authorized signatory as of the Effective Date as set forth on the front page of this Agreement.

GLOBAL URANIUM CORP.,

Per:

/s/ George Heard
Authorized Signatory

URANIUM ENERGYCORP.,

Per:

/s/ Amir Adnani
Authorized Signatory

__________

Schedule A

                       This is Schedule "A" to that certain Acquisition Agreement as entered into between the Vendor (Global Uranium Corp.) and the Purchaser (Uranium Energy Corp.).

Option Agreement

Refer to the materials attached hereto.

__________

CONCENTRIC ENERGY CORP.
3537 Spencerville Road, Suite #4
Burtonsville, MD
20866

April 13, 2010

Global Uranium Corp.
Suite 308-837 West Hastings Street
Vancouver, BC
V6C 3N6

SUBJECT: OPTION AND JOINT VENTURE AGREEMENT ANDERSON PROPERTY, YAVAPI COUNTY, WEST CENTRAL ARIZONA

Gentlemen:

This Option and Joint Venture Agreement ("Agreement") sets forth the terms and conditions of an option and joint venture ("Venture") by and between CONCENTRIC ENERGY CORP., a Nevada Corporation of which Ralph Kettell is the President of 3537 Spencerville Road, Suite 4, Burtonsville, MD, 20866, USA ("Concentric") and GLOBAL URANIUM CORP., a British Columbia corporation ("GLOBAL") having an address located at Suite 308-837 West Hastings Street, Vancouver, BC, V6C 3N6. This Agreement relates to those certain rights and interests owned or controlled by Concentric, more specifically described in Exhibit "A" hereto (the "Property"). Concentric or GLOBAL are sometimes hereinafter individually referred to as a "Party" or collectively as "Parties". The interests of Concentric or GLOBAL with respect to the Property shall individually hereinafter be referred to as a "Participating Interest" or collectively "Participating Interests". As used in this Agreement: (1) the term "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party, with "control" meaning the possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise; (2) the term "Manager" means the entity appointed pursuant to Section 7.4.1; and (3) the following terms have the meanings respectively defined in the following referenced Sections: "Additional Participating Interest" – Section 3.4; "Cash Call" – Section 8.3; "Earn-In-" – Section 3.1; "Force Majeure" – Section 9.6; "Management Fee" – Section 9.18; "Minimum Exploration Expenditures" – Section 3.1.(c); "Option" – Section 3.1; "Products" – Section 9.1; "Program and Budget" – Section 8.1; and "Receiving Party" – Section 9.4.3. This Agreement, when signed by both Parties, shall constitute a legally binding agreement between Concentric and GLOBAL.

TERMS

1. TITLE MATTERS

1.1 Concentric's Representations and Warranties. Concentric makes the following representations and warranties:

Page 1

1.1.1 With respect to unpatented mining claims included in the Property as more particularly described in Exhibit A, and subject to the paramount title of the United States: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location work and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed in a manner consistent with that required through the assessment year ending September 1, 2010; (v) all payments in lieu of assessment work pursuant to 106 Stat. 1374 (1992) and 107 Stat. 312 (1993) and necessary to hold the unpatented mining claims through the assessment year ending September 1, 2010 have been made; (vi) all affidavits of assessment work and other filings required to maintain the unpatented mining claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; and (vi) the unpatented mining claims are free and clear of defects, liens and encumbrances arising by, through or under Concentric.

1.1.2 That to Concentric's knowledge, there are no pending or threatened actions, suits, claims or proceedings with respect to the Property.

1.1.3 Concentric has the full right, power and capacity to enter into this Agreement upon the terms and conditions herein contained.

1.1.4 Concentric is a company duly organized and in good standing in its jurisdiction of organization and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement

1.1.5 Concentric will indemnify, defend and hold harmless GLOBAL, its shareholders, directors, officers and employees of and from any liabilities arising as a direct result of Concentric's activities on the Property prior to the Effective Date.

1.2 GLOBAL's Representations and Warranties. GLOBAL makes the following representations and warranties that that:

1.2.1 GLOBAL has the full right, power and capacity to enter into this Agreement upon the terms and conditions herein contained.

1.2.2 It is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it will incorporate a US subsidiary with the intent that this agreement be assigned to a US subsidiary which US subsidiary will be qualified to do business in the State of Arizona and the United States of America where necessary in order to carry out the purposes of this Agreement

1.2.3 It will indemnify, defend and hold harmless Concentric, its members, manager, directors, officers and employees of and from any liabilities arising as a direct result of GLOBAL's (or GLOBAL's US subsidiary's) activities on the

Page 2

Property after the Effective Date. GLOBAL further agrees to maintain reasonable levels of insurance coverage with respect to these activities and to include Concentric as a named insured on the general liability and other insurance policies it maintains with respect to the Properties.

1.2.4 It is will perform all obligations hereunder in a good and minerlike fashion and that it will make all payments and do such other things as are necessary to maintain all mining claims, leases and other rights constituting the Property and to keep the Property free and clear of liens and encumbrances during the Earn-In Period and, following completion of the Earn-In.

2. TERM

The term of the Venture as established herein shall be for a period of twenty (20) years from the Effective Date and for so long thereafter as Products are being produced from the Property or the Property is being reclaimed or remediated, unless the Venture is earlier terminated pursuant to Section 9.5 by virtue of GLOBAL acquiring a 100% interest in and to the Property as provided herein.

3. EARN-IN

3.1 Concentric hereby grants GLOBAL the exclusive and irrevocable option (the "Option"), exercisable at GLOBAL's sole discretion, to incrementally "Earn-In" and vest a seventy percent (70%) undivided Participating Interest in the Venture and the Property and thereafter to increase its interest by acquiring the remaining 30% undivided Participating Interest. The Option may be exercised incrementally by making the cash payments, shares issuances and minimum exploration expenditures as provided herein.

The Earn-In period shall commence on the Effective Date and end on the date GLOBAL has exercised the Option or earlier terminated this agreement as provided for in Section 9.5. "Termination".

During the Earn-In period and in order to maintain the Option in good standing GLOBAL shall issue 11,300,000 fully paid and non-assessable shares of its capital stock at a deemed price of US$0.20 per share over a five year period commencing of on the Effective Date; pay cash payments of US$80,000 and expend no less than US$2,000,000 on Minimum Exploration Expenditures as follows:

(a) Cash Payments:

Due Date	Amount
On the Effective Date	US$80,000
TOTAL	**US$80,000**

Page 3

(b) Share Allotments:

Due Date	# of Shares
On the Effective Date	1,200,000
1st Anniversary	1,600,000
2nd Anniversary	1,700,000
3rd Anniversary	2,000,000
4th Anniversary	2,300,000
5th Anniversary	2,500,000
TOTAL	**11,300,000**

The shares issued by GLOBAL as set out above shall be deemed to be issued at a price of $0.20 per share.

(c) Minimum Exploration Expenditures:

Due Date	Minimum Amount
On the Effective Date	0
1st Anniversary	US$200,000
2nd Anniversary	US$350,000
3rd Anniversary	US$400,000
4th Anniversary	US$500,000
5th Anniversary	US$550,000
TOTAL	**US$2,000,000**

3.2 Earned Interest

Provided the payments, share allotments and Minimum Expenditures required to be paid, made or incurred in each of the following years are duly paid, made or incurred in each of the respective years, Global shall have earned the following interests in the property:

a) on the first anniversary and following payment of the amounts, shares and expenditures required as of that date - a 20% undivided interest in and to the Property;
b) on the second anniversary and following payment of the amounts, shares and expenditures required as of that date – an additional 15% undivided interest in and to the Property;
c) on the third anniversary and following payment of the amounts, shares and expenditures required as of that date – an additional 16% undivided interest in and to the Property;
d) on the fourth anniversary and following payment of the amounts, shares and expenditures required as of that date – an additional 9% undivided interest in and to the Property; and
e) on the fifth anniversary and following payment of the amounts , shares and expenditures required as of that date – an additional 10% undivided interest in and to the Property.

Page 4

3.3 Option only

Except as specified in Section 9.5.1, all cash payments, share allotments and Minimum Exploration Expenditures are optional, but such cash payments, allotments and Minimum Exploration Expenditures shall be paid in order for GLOBAL to maintain its Earn-In Rights and the Option in good standing. Minimum Expenditures shall include all direct project costs, reasonably incurred, of evaluation, exploration and development and the preparation of a final Feasibility Study on the Property, plus the applicable Management Fee specified in Section 9.18, and shall not include any general and administrative salaries or costs applicable to GLOBAL's senior management, corporate offices/overhead. GLOBAL shall be entitled to a carry-forward of any Minimum Exploration Expenditures expended in excess of the required amount for a period to future periods. In addition, GLOBAL may, at its discretion, accelerate payment of the cash payments, share allotments and the performance of the Minimum Exploration Expenditures in order to accelerate completion of the Earn-In and further in order to maintain its rights granted under Paragraph 3.2. Upon completion of the Earn-In, GLOBAL shall own an undivided seventy percent (70%) participating interest in the Property.

3.4 GLOBAL's Option to Purchase an Additional Participating Interest. GLOBAL may elect, upon completion of its Earn-In of a 70% Participating Interest, to purchase the remaining 30% Participating Interest exercisable in two increments of an additional fifteen percent (15%) Participating Interest each. The first increment can be exercised by GLOBAL delivering to Concentric One Million Three Hundred Fifty Thousand Common Shares (1,350,000) of Global and the second increment can be exercised by GLOBAL delivering to Concentric a further One Million Three Hundred Fifty Thousand Common Shares (1,350,000). If GLOBAL completes the Earn-In and timely delivers to Concentric the payment or payments specified in this Section 3.4, it shall be deemed to have earned and be fully vested with the additional Participating Interest acquired as each further payment is made as of the date the payment in made.

3.5 Date for Exercise of Option. GLOBAL's Right to Purchase the Additional Participating Interests must be exercised within two years from the date GLOBAL earns and fully vests its 70% Participating Interest in and to the Venture. In this two year period and prior to the date GLOBAL either purchases the Additional Participating Interest or advises Concentric that it will not make such purchase, the 15% Participating Interest for which the option exists shall be carried by GLOBAL advancing on Concentric's behalf all cash calls made by the Manager with respect to that interest.

Page 5

4. CONTRIBUTIONS.

4.1 Initial Contribution. At Earn-In if GLOBAL does not fully exercise its Option to acquire a 100% interest in and to the Property, GLOBAL's Initial Contribution shall be deemed to be an amount equal to the aggregate amount of all cash payments made, the value of all common shares issued and the amount of all Exploration Expenditures incurred on the Property by GLOBAL (the total amount being the "Acquisition Costs") and Concentric's Initial Contribution shall be deemed to be an amount equal to the pro-rated value of the remaining Participating Interest so that the sum total of the Acquisition Costs of GLOBAL's and Concentric's deemed initial contribution in and to the Venture is equal to one hundred percent (100%) of the value placed on the total deemed Initial Contribution of both Parties to the Venture. For example if GLOBAL has acquired an eighty-five percent (85%) Participating Interest for US$5,750,000 the value of Concentric's deemed Initial Contribution will be equal to US$1,014,705.

4.2 Regular Contributions. Prior to completion of the Earn-In, GLOBAL shall be solely responsible for funding all Programs and Budgets and for maintaining the Property in good standing. Subsequent to the Earn-In, except as provided in Section 3.4, the Parties shall be obligated to contribute funds to Programs and Budgets as defined in Section 8.1 in proportion to their respective Participating Interests. GLOBAL or Concentric may, by notice within fifteen (15) days after the final vote approving a Program and Budget, elect to limit its contribution to a Program and Budget to some lesser amount than its respective Participating Interest or not at all, in which case the Participating Interest of the non-contributing Party shall be diluted as prescribed in Section 5.2; provided, however, that with respect to a Program and Budget that first calls for commencement of development of a mine on the Property, Concentric shall have ninety (90) days after the final vote approving such Program and Budget in which to make its election. If a Party elects to limit its contribution pursuant to this Section, the other Party may contribute the non-contributed amount in whole or in part for its own behalf.

5. PARTICIPATING INTERESTS.

5.1 Initial Participating Interests. Upon completion of Earn-In, the Parties shall have the following Initial Participating Interests: GLOBAL – 70% and Concentric – 30%; provided that these respective percentages may be adjusted pursuant to Section 5.2.

5.2 Voluntary Reduction in Participation. If a Party elects to contribute to a Program and Budget some lesser amount than its respective Participating Interest, or not at all pursuant to Section 4.2, the respective Participating Interests of the Parties shall be recalculated at the time of election by dividing; (i) the sum of (a) the deemed value of the Party's Initial Contribution under Section 4.1, (b) the total of all of the Party's Regular Contributions under Section 4.2, and (c) the amount, if any, the Party elects to contribute to a Program and Budget; by (ii) the sum of (a), (b) and (c) above for both Parties, and then multiplying the result by one hundred. Notwithstanding the foregoing, if a Party makes such election and the Manager does not spend at least 85% of the amount

Page 6

budgeted in such Program and Budget, the electing Party may pay in its proportionate share of the amount actually spent and have its interest restored.

5.3 Default in Making Contributions. Both of the Parties hereby grant to the other a lien on all its rights upon any and all mineral production which may be obtained from the Property to secure its performance of any obligation hereunder. Each Party agrees to execute in due course and from time to time any and all other additional documents which the other Party may require as evidence of such lien. If a Party defaults in making a contribution or Cash Call required by a Program and Budget relating exclusively to exploration, the non-defaulting Party may elect to have the defaulting Party's Participating Interest reduced according to the formula set forth in Section 5.2, and further reduced by multiplying the result by ninety percent (90%). If a Party defaults in making a contribution or Cash Call required by a Program and Budget covering in whole or in part development or mining, the non-defaulting Party may elect to have the defaulting Party's Participating Interest reduced to ten percent (10%).

5.4 Elimination of Minority Interest. Upon the reduction of a Party's Participating Interest to ten percent (10%) or less pursuant to Section 5.2 or 5.3, the Party shall be deemed to have withdrawn from the Venture and shall be deemed to have elected to permanently convert its Participating Interest to the greater of a 5% Net Profits Interest or a 1.5% Gross Income Royalty as detailed in Exhibit "B" whichever is greater. Upon such election, the withdrawing Party shall convey its Participating Interest to the non-withdrawing Party and thereafter the withdrawing Party shall have no other right, title or interest under this Agreement. A determination as to whether a 1.5% Gross Income Royalty is greater than a 5% Net Profits Interest shall be made annually six months after each fiscal year end.

5.5 Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction or elimination of a Party's Participating Interest shall not relieve such Party of its share of any liability, whether it accrues before or after such reduction, arising out of operations conducted hereunder prior to such reduction or elimination.

6. HOLDING OF TITLE

6.1 Prior to Earn-In. At such time as GLOBAL earns an incremental interest in and to the Property, Concentric shall upon GLOBAL's request by instruments acceptable to counsel for the Parties, convey title to GLOBAL's proportionate share of the Property to GLOBAL and each Party shall hold its interest in the Property as tenants in common for the purpose of the Venture.

7. MANAGEMENT

7.1 Management Committee. After GLOBAL has exercised or abandoned parts of its Earn-In rights or the Option, the Venture shall be formed and a management committee shall be established consisting of one (1) designated representative of GLOBAL and one (1) designated representative of Concentric. The votes of each Party shall be in proportion to its Participating Interest, and except as otherwise provided,

Page 7

approval of Parties holding in excess of fifty percent (50%) shall be required in order to make a decision or approve a program and budget. Except as otherwise provided, in the event that a Party holding fifty percent (50%) is not in favor of or opposed to a decision or approval of a proposed program and budget, the Manager shall be deemed to hold a fifty-one percent (51%) Participating Interest for purposes of voting; provided, however, when voting on proposed programs and budgets, the Manager shall first consider the legitimate concerns of the minority party.

7.2 70% Requirement. Following completion of the Earn-In, and except as provided in Section 7.3, approval from Parties holding in excess of 70% of the Participating Interests shall be required in order to make a decision or approve the following matters: (i) to create, assume, incur, guarantee or in any manner become liable for or cause the Venture to become liable for any indebtedness in excess of One Million Five Hundred Thousand Dollars (US$1,500,000), except for short term accounts payable for goods and services purchased in the ordinary course of business; (ii) to enter into any contract relating to operations pursuant to which payments may reasonably be expected to exceed an aggregate of One Million Dollars (US$1,000,000) during the term thereof; (iii) a decision to develop a commercial operating mine on any portion of the Property; (iv) dropping, exchanging or transferring any portion of the Property; and (v) initiating litigation on behalf of the Venture.

7.3 Unanimous Requirement. Following completion of the Earn-In, the unanimous vote of the Parties shall be required (i) for creation of any indebtedness or contractual obligation other than those that might be created on a non-recourse basis with respect to Concentric, (ii) the transfer or disposition of any single major physical asset which would be fundamental to the operation of a mine on the Property having a fair market value of greater than One Million Dollars (US$1,000,000); and (iii) the commencement of the liquidation of the Venture.

7.4 Manager

7.4.1 Appointment. The Parties hereby appoint GLOBAL as the Manager with overall management responsibility for operations conducted prior to Earn-In and pursuant to the Venture. GLOBAL shall be the Manager so long as GLOBAL maintains a Participating Interest equal to or greater than that of the other Party, unless GLOBAL fails to perform a material obligation required under this Agreement. At such time as GLOBAL's Participating Interest is not equal to or greater than that of the other Party, the Party having the larger Participating Interest shall be entitled to name a new Manager. Concentric hereby grants to GLOBAL, as the Manager, the exclusive right to enjoy all of Concentric's rights in the Property during the period of the Option.

7.4.2 Indemnification. Subject to the provisions of this Agreement, GLOBAL assumes responsibility for all operations on the Properties performed by it or its affiliates and specifically shall indemnify, defend and hold harmless Concentric and its Manager and Members for and on account of any liability that may be asserted against the same as a result of any action, suit, demand or proceeding

Page 8

commenced or asserted by any person or entity (including without limitation any governmental entity), arising out of or related to such operations including without limitation any violation of any environmental law or any law related to human health or safety. GLOBAL further agrees to maintain reasonable levels of insurance, commensurate with industry practice, with respect to these activities and to include Concentric as a named insured on the general liability and other insurance policies it maintains with respect to the Properties for the term of this Agreement or the duration of any royalty or other interest granted hereunder.

7.4.3 Reports and Statements. The Manager shall distribute detailed statements, work progress reports and other data obtained pursuant to all operations hereunder to the other Party on a quarterly basis (by the 10th day following each calendar quarter) and additionally as reasonably requested by the non-manager.

7.4.4 General Information. The Manager shall keep the minority Participating Interest holder informed of all Venture business and shall consider its legitimate concerns and requests.

8. PROGRAMS AND BUDGETS

8.1 Proposed Programs and Budgets

8.1.1 Proposed programs and budgets shall be prepared by the Manager for six (6) months or any longer period not to exceed a period of twelve (12) months. At least forty-five (45) days prior to the expiration of a Program and Budget, the Manager shall prepare and submit to the other Party a proposed program and budget for the succeeding period. Such proposed program and budget shall be in a form and degree of detail sufficient to allow the non-manager to make a reasonably informed determination concerning participation therein. Within thirty (30) days after submission of a proposed program and budget, the Management Committee shall approve or disapprove of the proposed program and budget. A program and budget so approved is herein referred to as a "Program and Budget".

8.1.2 Subsequent to Earn-In, any Party may propose a Program and Budget to the management committee calling for a designated portion of the Property to be explored, developed, mined or further evaluated for commercial production. The Party so proposing shall vote in favor of the proposed Program and Budget. If the proposed Program and Budget is not accepted by the management committee, the Party that made the proposal may proceed with exploration, evaluation, development and mining of the designated portion of the Property at its own costs and shall be entitled to all ores, minerals and mineral resources produced from that area, provided that the other Party may at any time elect to participate in further exploration, evaluation, development and mining of the area by reimbursing the sole funding Party an amount equal to three (3) times its proportionate share of the costs incurred by the sole funding Party to the date of the election. Subsequent to reimbursing the sole funding Party, the reimbursing

Page 9

Party shall be entitled to a share of the ores, minerals and mineral resources produced from the area in accordance with its then Participating Interest.

8.2 Budget Overruns: Program Changes. The Manager shall immediately notify the management committee of any material departure from a Program and Budget. The Party or Parties responsible for funding a Program and Budget shall be responsible, in proportion to their respective Participating Interests, for emergency expenditures made during the term of the Program and Budget and in good faith deemed necessary by the Manager to protect the Property or the Venture or its assets. Except in the case of such emergency or management committee authorization, if the Manager exceeds a Budget by more than ten percent (10%), then the excess over ten percent (10%) shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests. Budget overruns of ten percent (10%) or less shall be borne by the Parties in proportion to their respective Participating Interests as of the time the overrun occurs.

8.3 Cash Calls. On the basis of a Program and Budget, the Manager may submit to the other Party prior to the last day of each month, a billing for estimated cash requirements for the next three (3) months ("Cash Call"). Within fifteen (15) days after receipt of each Cash Call, each Party shall advance to the Manager its proportionate share of the estimated amount, net of any amount remaining from previous Cash Calls made in prior months. The Manager may maintain a cash balance approximately equal to the rate of disbursement for up to three (3) months in a segregated, interest bearing account established solely for the benefit of the Venture.

9. MISCELLANEOUS PROVISIONS

9.1 Taking in Kind. Each Party shall take in kind or separately dispose of its share of all ores, minerals and mineral resources produced from the Property in proportion to its Participating Interest. If a Party fails to take its share in kind, the Manager shall dispose of such share on such Party's behalf on financial terms no less favorable than those obtained by the Manager for its own share of such products. Each Party shall have the right to change its election twice per year and shall notify the Manager of its election 30 days in advance of the date a change is desired.

9.2 Relationship of the Parties. The rights, duties, and obligations of the Parties hereunder shall be several and not joint or collective. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. It is expressly agreed that it is not the purpose or intent of this Agreement, nor shall the same be construed as creating any mining, commercial or other partnership. Except as provided in Section 9.1, this Agreement shall not be construed to provide for any joint marketing of ores, concentrates, or other substances produced from the Property nor to create any fiduciary relationship between the Parties.

9.3 Dispute Resolution. Any action for any claim arising under or in connection with this Agreement shall be brought and determined in a state or federal court located in Phoenix, Arizona.

Page 10

9.4 Transfer of Interest.

9.4.1. Transfer to Affiliate. Any Party may freely transfer its interest in the Property, this Agreement or the Venture to an Affiliate.

9.4.2 Except as provided in Section 9.4.1, any transfer of an interest in the Property, this Agreement or the Venture shall be solely in U.S. currency.

9.4.3 Except as provided in Section 9.4.1:

(a) If at any time a Party (a "Receiving Party") receives a bona fide offer for the direct or indirect sale or transfer of all or a portion of its interest in the Property, this Agreement or the Venture, which offer the Receiving Party shall desire to accept, the Receiving Party shall promptly notify the other Party. The notice given by the Receiving Party shall state the price and other pertinent terms and conditions of the intended transaction, and shall be accompanied by a copy of the offer or contract for sale.

(b) The notified Party shall have thirty (30) days from the date of such notice to notify the Receiving Party whether it elects to acquire the interest covered by the notice at the same price and on the same terms and conditions as set forth in the notice.

(c) If any election is made pursuant to Section 9.4.3(b), the transaction shall be consummated within twenty-five (25) days after the notice of such election is given. If no election is timely made, the Receiving Party shall have ninety (90) days following the expiration of such period to consummate the sale or transfer to the original offeror at a price and on terms no less favorable than those offered to the notified Party. If the sale or transfer to the original offeror is not consummated within the ninety (90) day period, the preemptive right set forth in this Section shall be deemed to be revived. Any subsequent proposal to directly or indirectly sell or transfer any interest in the Property, this Agreement or the Venture shall be conducted in accordance with all of the procedures set forth in this Section. If the sale or transfer is consummated within the ninety (90) day period, this Section shall be binding on persons or entities obtaining an interest in the Property, this Agreement or the Venture pursuant to such sale or transfer.

(d) This Section 9.4.3. shall be applicable to offers to purchase a controlling interest in the shares of a corporate party, if the corporate party's interest in the Property, this Agreement or Venture constitutes the principal asset of the corporate entity at the time of the offer. An offer made to a Party for a direct or indirect sale or transfer of an interest in the Property, this Agreement or the Venture, shall give the other Party the

Page 11

same rights under this Section as if such offer were an acceptable offer made to a Receiving Party.

9.5 Termination. This Agreement shall terminate on the first occurrence of any of the following events:

9.5.1 Withdrawal by GLOBAL prior to Earn-In, which shall occur if (1) GLOBAL gives thirty (30) days prior written notice of such withdrawal or (2) GLOBAL fails to make the cash payments, share allotments or fails to incur the Minimum Exploration Expenditures. Upon such withdrawal, GLOBAL shall have no further right to increase its interest in the Property and Venture except as provided for in Section 5.3 but shall remain liable (a) for any obligations arising out of operations conducted prior to its withdrawal, and (b) for governmental holding, lease rental payments and claim maintenance fees or payments to third parties required to maintain the Property that accrue within 30 days following withdrawal, except that, if GLOBAL withdraws after July 1 of any year it shall be responsible for the claim maintenance fees due on September 1 of that year. Upon withdrawal, GLOBAL shall execute and deliver to Concentric a release and any other documents necessary to terminate its interest in the Property and the Venture, free and clear of all liens and encumbrances created by, through or under GLOBAL, along with all data with respect to the Property provided to GLOBAL by the Concentric or otherwise developed or acquired by GLOBAL prior to withdrawal. GLOBAL shall deliver to Concentric all factual data generated by GLOBAL from the Property during the term of this Agreement.

9.5.2 Withdrawal by either Party following Earn-In, in which case the withdrawing Party shall have no further right, title or interest in the Venture (except for a royalty described in Section 5.4) and shall transfer at no cost to the other Party all of its Participating Interest, but shall remain liable for any obligations arising out of operations conducted prior to its withdrawal.

9.5.3 By mutual agreement of the Parties.

9.6 Force Majeure. When an event of Force Majeure occurs, a Party shall promptly notify the other Party describing the nature of the event, and the effects thereof. If the Party's compliance with its obligations under this Agreement is prevented by Force Majeure, the Party's obligations shall be suspended to the extent and for the period that performance is prevented by Force Majeure "Force Majeure" means any cause beyond a Party's reasonable control, including, without limitations, the inability or unusual delay in obtaining any license, permit or other authorization that may be required to conduct operations; unusual climatic conditions; war, civil insurrection, labor disputes, acts of government, surface owner disputes, or like causes not subject to a Party's control.

9.7 Default and Forfeiture.

9.7.1 Except as excused by Force Majeure as set forth above, in the event of the failure of Global to make any payment or to perform any other substantial

Page 12

obligation required of it under this Agreement, Concentric shall have the privilege of serving written notice on Global specifying in detail such default in performance. In the event Global should fail to dispute or to make such payment or dispute or perform such other substantial obligation within sixty (60) days after service of the said notice (or, if such obligation cannot be performed within the said sixty (60) day period, shall fail to promptly commence and thereafter diligently complete performance of such obligation), then at the election of Concentric, by written notice to Global, all of Global's rights and interests under this Agreement shall be terminated and forfeited to Concentric, except as otherwise provided herein.

9.7.2 If Global shall in good faith dispute any failure of performance alleged by Concentric, then no forfeiture shall occur if Global shall, within the said sixty (60) day period (specified in Section 9.7.1 above), commence an appropriate civil action in a court of competent jurisdiction situated within the State of Arizona seeking to have the said dispute judicially determined. If the said litigation should determine that Global was in default, then it shall have thirty (30) days after such final decision is rendered within which, as the case may be, to pay any such defaulted payment within such third day period, or, as the case may be, commence within such period and thereafter diligently complete correction or any such default, no termination of Global or forfeiture of Global's rights hereunder shall occur because of such default. If the court should determine that the notice of default was given by Concentric other than in good faith and upon reasonable cause therefore, the court shall award judgment to Global against Concentric for costs of litigation expended by Global inclusive of reasonable attorney's fees. Similarly, if the court should determine that Global had disputed the default alleged in the notice of Concentric other than in good faith and upon reasonable cause, the court shall award Concentric judgment against Global for Concentric's cost of litigation inclusive of reasonable attorney's fees.

9.7.3 Irrespective of anything to the contrary contained in this Agreement, no termination of this Agreement, whether by forfeiture or otherwise shall relieve Global from the continuing obligation to timely perform all reclamation, restoration and/or remedial work required by applicable laws or regulations resulting from any work or activities performed by Global on or in respect to the Subject Claims or under this Agreement.

9.8 Data. During the term hereof and during the Venture, all data and information obtained by or in the possession of either Party with respect to the Property shall be made available to the other Party upon their request. Data shall include information related to decisions made by the Manager with respect to the Venture and all invoices and other accounting records necessary to substantiate GLOBAL's compliance with the Earn-In obligations set out above and all financial records maintained by the Manager with respect to Programs and Budgets adopted by the Venture.

9.9 Inspection. The non-managers' agents, duly authorized in writing, may enter upon the ground covered by the Property to inspect the workings thereon at their sole risk

Page 13

and expense and at such times and in such a manner as shall not unreasonably hinder or interrupt the operation and activities hereunder.

9.10 Confidentiality/Releases. All data and information coming into the possession of the Parties pursuant to this Agreement shall be deemed confidential and shall be kept strictly confidential by the Parties except as specified in Section 9.11 or required by law or regulation.

9.11 Area of Interest. An area of interest shall be created which would under this Agreement include the Property and any area extending one mile beyond the exterior boundary of the Property.

9.12 Recording. This Agreement shall not be recorded in its entirety. Following the execution of this Agreement, at the request of either Party, the Parties agree to execute, deliver and record with the Yavapi County Recorder's Office, Arizona, a memorandum evidencing the principal terms of this Agreement.

9.13 U.S. Dollars. Any payments of money under this Agreement may be made by cash, check, wire or electronic wire funds transfer. All references to money as specified in this Agreement shall be made in U.S. Dollars.

9.14 Further Assurances. Each of the Parties agrees to promptly take such actions and execute and deliver such additional instruments as the Parties may from time to time deem reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement and minimize adverse tax consequences on the Parties. The Parties specifically recognize that it may be necessary to execute definitive documentation to replace this Agreement. Such definitive documentation shall reflect the terms and intent of this Agreement and shall, except as otherwise provided in this Agreement or necessary to comply with applicable law, be similar in form and substance to the Rocky Mountain Mineral Law Institute Form Mining Venture Agreement (Form 5-1984).

9.15 Specific Performance. Each Party shall have the remedy of specific performance of the obligations set forth herein.

9.16 No Partition. No Party shall seek the partition or sale in lieu thereof of the Property and the Parties hereby waive any right of partition, or sale in lieu thereof, whether created by statue or otherwise.

9.17 Liens, Burdens, Claims and Encumbrances. Except as approved by the management committee consistent with the voting requirements set out above, the Parties agree that the Property and their respective Participating Interests in the Venture will be maintained free and clear of any liens, burdens, claims or encumbrances. Each of the Parties shall immediately advise each other of any adverse claim against the Property which comes to its knowledge. The Manager shall prosecute and defend, but shall not initiate without consent of the management committee as provided above, all litigation or administrative proceedings arising out of operations.

Page 14

9.18 Management Fee. The Manager shall receive as compensation for its services as Manager and in lieu of all off-site overhead costs, a management fee not to exceed (i) eight percent (8%) of direct costs associated with exploration activities and (ii) three percent (3%) of direct costs associated with development or mining, except that such management fee shall not apply to any capital equipment item. It is the intent of the Parties that the management fee should reimburse the Manager for all reasonable costs it incurs as serving as Manager and that the Manager shall not earn a profit or incur a loss in serving as Manager. The parties agree to periodically review and adjust, if necessary, the rate of the management fee in order to achieve the intent of the Parties as specified in this Section.

9.19 Inurement. This Agreement shall inure to and be binding on the successors and assigns of the Parties and shall run with the Property and be binding on any person or entity holding title to the Property.

9.20 Maintenance of Property. During the term of this Agreement, and as provided in Section 9.5.1, the Manager, on behalf of the Venture, shall perform all work obligations, pay all taxes or duties and comply with all obligations under applicable law to maintain title to the Property in good standing. Prior to Earn-In, GLOBAL's costs associated with maintaining the Property shall be applied to the Minimum Expenditures.

9.21 Finder's Fee. GLOBAL and Concentric acknowledge that this transaction has been entered into based on introductions made by David Greenway and that GLOBAL is responsible for the payment of a finder's fee to David Greenway to be calculated in accordance with the prevailing guidelines of the TSX Venture Exchange.

9.22 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the Property. It supersedes and replaces all prior written or oral understandings heretofore communicated or interchanged between the Parties regarding the Property.

9.23 Notice. Any notices or communications required or permitted hereunder shall be in writing and shall be effective when delivered by hand, email or facsimile as follows:

To Concentric at:

Concentric Energy Corp.
3537 Spencerville Road, Suite #4
Burtonsville, MC
20866, USA
E-mail: kettell@gmail.com

Page 15

To GLOBAL at:

Global Uranium Corp.
308-837 West Hastings Street
Vancouver, BC
V6C 3N6
FAX: 604-605-0009

9.24 Effective Date. The terms of this Agreement are subject to prior filing with the TSX Venture Exchange and approval by the Board of Directors of Concentric. The later of the date the TSX Venture Exchange issues a Notice that the Agreement has been accepted for filing or that the members of Concentric shall have approved this Agreement shall for the purposes of this Agreement be the "Effective Date". Each party agrees diligently to pursue such acceptance and approval.

9.25 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia, Canada, without regard to the conflict of laws provisions thereof.

Provided the foregoing Agreement accurately reflects your understanding of our agreement, please so indicate by signing in the space provided below and returning both copies to the letterhead address. Upon execution by Concentric, a fully executed original will be returned to you.

Yours truly,

GLOBAL URANIUM CORP.

By [signature]
Title President
Date April 15, 2010

ACCEPTED:

CONCENTRIC ENERGY CORP.

By [signature]
Title President & CEO
Date April 14, 2010

Attachments: Exhibit A – the "Property"
Exhibit B – "Gross Income Royalty" and "Net Profits Interest"

Page 16

<u>EXHIBIT "A"</u>
<u>The "Property"</u>

280 contiguous unpatented lode claims and 9 placer claims located in Yavapai, County, west central Arizona occupying part or all of Sections 9 through 16, 21 through 27, and 34 through 36 of Township 11 North, Range 10 West of the Gila and Salt River Base Meridian legally described as follows:

Claim Name	Serial Number	Book	Page
AM 1 – AM 216 INCL.	361520 – 361735 INCL.	4152	183-398 INCL.
AM 246–AM 264 INCL.	361736-361754 INCL.	4152	399-417 INCL.
AM 265-AM 301 INCL.	365258-365294 INCL.	4257	894-930 INCL.
AM 302-AM 309 INCL.	366483-366490 INCL.	4285	507-514 INCL.
CE 1	366751	4293	962
CE 2	366752	4293	963
CE 3	366753	4293	964
CE 4	366754	4293	956
CE 5	366755	4293	957
CE 6	366756	4293	958
CE 7	366757	4293	959
CE 8	366758	4293	960
TH1	366759	4293	961

Page 17

EXHIBIT "B"

"Gross Income Royalty" and "Net Profits Interest"

I. GROSS INCOME ROYALTY CALCULATION

A. Gross Income Definition.

1. Except as provided in paragraph 2 below, in the event that the Payor sells Products produced from the Properties, "Gross Income" for the calendar quarter shall mean the total amount of Revenues (as defined below) actually received by the Payor from the sale of Products, less to the extent actually paid or incurred by the Payor, (a) the cost of transportation between the Payor's mill and the buyer, (b) the cost of assaying, sampling, off-site custom-milling and refining of Products, including any independent representative and umpire charges, and (c) taxes (other than income taxes) imposed upon or in connection with producing, transporting and selling Products.

2. In no event shall the Payor deduct the cost of exploration, development, mining, milling, leaching or any other processing costs incurred by the Payor on or at the Property in the determination of Gross Income Return.

3. In the event custom-milling or refining are carried out in facilities not on the Property that are owned or controlled, in whole or in part, by the Payor, then charges, costs and penalties for such milling or refining shall mean the amount the Payor would have incurred if such milling or refining were carried out at facilities not owned or controlled by the Payor then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by the Payor with respect to such milling and refining.

B. Other Definitions.

1. "Payor" shall mean the person or entity obligated to pay a Gross Income Royalty to the Royalty Holder pursuant to the terms of the Option and Joint Venture Agreement.

2. "Royalty Holder" shall mean the person or entity entitled to receive a Gross Income Royalty pursuant to the terms of the Option and Joint Venture Agreement.

3. "Revenues" shall mean the total amounts received by the Payor from the sale of Products produced from the Properties at the point of sale, less all selling costs, provided such sales are arm's length transactions, and provided further that sales to Affiliates of the Payor are valued at the fair market value of the products sold. For the purposes of this Exhibit, Products may be in a primary, intermediate or final form.

Page 18

II. NET PROFITS INTEREST CALCULATION

A. Net Profits Definition.

"Net Profits" means for any calendar quarter means the excess, if any, of Gross Proceeds for the period over the aggregate of:

1. Operating Costs for the period;

2. Operating Costs for all previous periods to the extent they have exceeded Gross Proceeds from such periods and have not previously been deducted in computing Net Profits; and

3. such reasonable amount of cash as is required for the ensuing three month period for working capital as, in the opinion of the Payor, is required for the Operation of the Property as a Mine, provided that this amount shall be added to Gross Proceeds when calculating Net Profits for the next ensuing period;

4. A charge for Expenditures and Post-production Capital Expenses, calculated as provided in paragraph 5.xi below, to the extent they have not previously been deducted in computing Net Profits

B. Other Definitions.

In determining Net Profits the following definitions shall apply:

1. "Commercial Production" means Operating the Property as a Mine but shall not include milling of ores for the purpose of testing or milling by a pilot plant or milling during an initial tune-up period of a plant. Commercial Production shall be deemed to have commenced on the day upon which Mineral Products have been produced from the Property on a continuous basis for a period of 30 working days;

2. "Expenditures" means all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by the Payor following conversion of the Participating Interest of the Royalty Holder to a Gross Income Royalty or a Net Profits Interest as provided in the Option and Joint Venture Agreement, up to and including the date of commencement of Commercial Production in connection with the exploration and development of the Claims, the acquisition of Other Tenements, and the equipping of the Property for Commercial Production, including, without limiting the generality of the foregoing, monies expended in maintaining the Property in good standing by doing and filing assessment work, in doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing, in paying the fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work in respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such men,

Page 19

and in supervision and management of all work done with respect to and for the benefit of the Property, plus an amount not to exceed 3% of such costs as compensation for overhead and other similar expenses which the Payor will incur but which cannot be specifically allocated; and sufficient initial working capital to finance the first three months of production as in the opinion of the Payor is required for the Operation of the Property as a Mine;

3. "Gross Proceeds" means, for any period, the aggregate gross Revenues received by the Payor during the period from the sale of Products produced in Operating the Property as a Mine and any cash proceeds received during the period from the disposition of any capital assets the cost of which has been treated as an Expenditure or a Post-production Capital Expense;

4. "Mining Facilities" means all mines and plants, including without limitation, all pits, shafts, haulage ways, and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements, and all other property, whether fixed or moveable, as the same may exist at any time in, on or outside the Property and relating to the Operation of the Property as a Mine;

5. "Operating Costs" means, for any period, all costs, expenses, obligations, liabilities and charges of whatsoever kind and nature incurred or chargeable, directly or indirectly by the Payor, after commencement of Commercial Production in connection with the Operation of the Property as a Mine during the period, which costs, expenses, obligations, liabilities and charges shall include, without limiting the generality of the foregoing, the following:

   i. all costs of or related the Operation of the Property as a Mine;

   ii. all costs of or related to the processing and marketing of Mineral Products including, without limitation, transportation, storage, commissions and/or discounts;

   iii. all costs of acquiring Other Tenements and maintaining in good standing or renewing from time to time the Property including the payment of all royalties and taxes of any nature whatsoever in connection therewith;

   iv. all costs of or related to providing and/or operating employee facilities, including housing;

   v. all duties, charges, levies, royalties, taxes (excluding taxes levied on income) and other payments imposed upon or in connection with Operating the Property as a Mine by any government or department or agency thereof;

   vi. all costs of consulting, legal, accounting, insurance and other services;

   vii. all interest expenditures incurred after Commencement of Commercial Production;

Page 20

viii. all costs of construction, equipment, mine development, after Commencement of Commercial Production, including capital costs, maintenance, repairs and replacements, except capital expenditures relating to a major improvement, expansion, modernization or replacement of the mining facilities (for the purposes hereof a major improvement, expansion, modernization or replacement of the mining facilities is one which involves an aggregate cost in any one year of more than $1,000,000.00);

x. all costs for pollution control, reclamation or any other similar costs incurred or to be incurred by the Payor);

xi. a charge for the Payor's Expenditures and Post-production Capital Expenses to be amortized, and charged by the Payor in the same manner as reported by the Payor for income tax purposes;

xii. any costs or expenses incurred or to be incurred relating to the termination of the Operation of the Property as a Mine;

Except where specific provision is made otherwise, all Expenditures and Operating Costs shall be determined in accordance with generally accepted accounting principles consistently applied. It is the intent of the parties that there be no duplication in charges made under this agreement;

6. "Operating the Property as a Mine/Operation of the Property as a Mine" means the extraction or production of minerals or metals from the Property, the milling, smelting, refining, beneficiating, and other processing of such minerals and metals and the marketing of Products;

7. "Other Tenements" means all surface rights of and to any lands within or outside the Property including surface rights held in fee or under lease, license, easement, right of way or other rights of any kind (and all renewals, extensions and amendments thereof) acquired by or on behalf of the Payor for use for the benefit of the Property;

8. "Post-production Capital Expenses" means all such costs expended or incurred by the Payor after commencement of Commercial Production in connection with a major improvement, expansion, modernization or replacement of the Mining Facilities as are excluded from operating costs under subparagraph 5.ix;

C. <u>Payments</u>.

1. If the Payor produces and sells Products, the Gross Income Royalty or the Net Profits Interest to be paid to the Royalty Holder shall be calculated by multiplying the amount of Gross Income Royalty determined in Section I or the amount of Net Profits Interest determined in Section II by the percentage of Gross Income Royalty or Net Profits Interest to which the Royalty Holder is entitled under the Option and Joint Venture Agreement. Payment (or if no payment is due an accounting showing

Page 21

such fact) shall be made within 30 days after the end of any calendar quarter in which Payor receives Revenues from the sale of Products during the calendar quarter.

2, The Payor shall provide copies of all data relating to the Gross Income Royalty or Net Profits Interest calculation (including, but not limited to, settlement sheets used in calculating the Royalty Holder's Gross Income Royalty or Net Profits Interest) to the Royalty Holder at the same time that the Royalty Holder's Gross Income Royalty or Net Profits Interest payments are paid.

3. For purposes of determining whether the Gross Income Royalty or the Net Profits Interest is greater as provided in Section 5.4 of the Option and Joint Venture Agreement, the Royalty Holder shall be paid the Gross Income Royalty on a quarterly basis. Within six months of the end of each fiscal year following Commencement of Commercial Production (for purposes of this provision, a "fiscal year" shall mean the calendar quarter in which such commencement occurred, together with the next three calendar quarters and each subsequent four calendar quarters thereafter) the Payor shall calculate and provide to the Royalty Holder a written statement cumulative Gross Income Royalty and a cumulative Net Profits Interest for the Property. If the cumulative amounts actually paid to the Royalty Holder are less than the amounts that would have been paid under such calculations, within 30 days of the end of such six month period, the Payor shall make a reconciling payment equal to the difference between actual and calculated payments. The process shall be repeated at the end of each subsequent fiscal year.

D. <u>Audits and Disputes</u>.

1. The Royalty Holder, upon written notice, shall have the right to audit, or to have an independent firm of certified public accountants audit, the records that relate to the calculation of the Gross Income Royalty or Net Profits Interest within 6 months after receiving the written statement following the end of each fiscal year as described in Section C.3 above.

2. The Royalty Holder shall be deemed to have waived any right it may have had to object to a payment made for any fiscal year, unless it provides notice in writing of such objection within 12 months after receipt the written statement following the end of each fiscal year as described in Section C.3 above, unless an audit is conducted, in which case the Royalty Holder shall have 30 days from conclusion of the audit to provide such notice. If the parties are unable to resolve the dispute within 60 days after the receipt of such notice, the dispute shall be resolved by arbitration in Salt Lake City, Utah, pursuant to the commercial arbitration rules of the American Arbitration Association. The resolution pursuant to such arbitration shall be binding on the parties. Alternatively, the parties may elect to submit the dispute to a mutually acceptable certified public accountant, or firm of certified public accountants, for a binding resolution thereof. Unless the parties agree to share the costs of arbitration, the arbitrator shall determine what part of the costs

Page 22

and expenses incurred in any such proceeding shall be borne by each party participating in the arbitration.

E. General.

1. Unless otherwise specified, capitalized terms used herein shall have the same meaning as given to them in the Option and Joint Venture Agreement to which this Exhibit B is attached.

2. The Payor shall keep true and accurate books and records for the purposes of this Exhibit. Such books and records shall be kept on the accrual basis in accordance with generally accepted accounting principles and practices consistently applied.

3. The Royalty Holder or its authorized representative on not less than two days' notice to the Payor, may enter upon all surface and subsurface portions of the Properties for the purpose of inspecting the Properties, all improvements thereto and operations thereon, and may inspect and copy all records and data pertaining to the calculation of its interest, including without limitation such records and data which are maintained electronically. The Royalty Holder or its authorized representative shall enter the Property at the Royalty Holder's own risk and may not unreasonably hinder operations on or pertaining to the Property. Subject to any insurance carried by the Payor with respect to the Property, the Royalty Holder shall indemnify and hold harmless the Payor and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any Liabilities which may be imposed upon, asserted against or incurred by any of them by reason of injury to the Royalty Holder or any of its agents or representatives caused by the Royalty Holder's exercise of its rights herein, unless such injury results from the negligence or willful misconduct of Payor.

4. All notices or communications hereunder shall be made and effective in accordance with the provisions of the Option and Joint Venture Agreement.

5. The Net Profits Interest and Gross Income Royalty shall attached to any amendments, relocations or conversions of any mining claims or leases comprising the Property, or to any renewals or extensions of leases, and to any mineral rights acquired by the Payor and any Affiliates in lands embraced within the Property or the Area of Interest within three years after the loss or relinquishment of any mining claim or lease comprising the Property. The Net Profits Interest and Gross Income Royalty shall be a real property interest that runs with the Properties and shall be applicable to any person who produces and sells Products from the Property.

6. All information and data provided to Royalty Holder shall be subject to the confidentiality provisions of Section 9.9 of the Option and Joint Venture Agreement.

Page 23

7. Notwithstanding anything to the contrary herein, the Payor shall have the right to mine and market amounts of Products reasonably necessary for non-bulk sampling, assaying, metallurgical testing and evaluation of the minerals potential of the Property without initiating the obligation to make payments hereunder.

8. The Payor shall have the right to commingle ores and minerals from the Property with ore and minerals produced from other lands and properties; provided, however, that the Payor shall first calculate from representative samples the average grade of the ore and minerals and shall weigh (or calculate by volume) the ore before commingling. If concentrates are produced from the commingled ores by the Payor, the Payor shall also calculate from representative samples the average recovery percentage for all concentrates produced during the calendar quarter. In obtaining representative samples, calculating the average grade of the ore and minerals and average recovery percentages, the Payor may use any procedures generally accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of negligence or fraud, its choice of such procedures shall be final and binding on the Royalty Holder. In addition, comparable procedures may be used by the Payor to apportion among the commingled ores and minerals penalty charges, if any, imposed by the purchaser of such ore or minerals.

Page 24